UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2007

VERTICALNET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	000-25269	23-2815834
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)
(610) 240-0600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 20, 2007, BravoSolution S.p.A (“Parent”), Verticalnet, Inc. (the “Company”) and the holders of the Company’s shares of Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”) amended and restated the voting agreement they had previously entered into as of October 25, 2007, concurrently with the execution and delivery of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 25, 2007, by and among the Company, Parent and BravoSolution U.S.A., Inc. (“Merger Sub”) (as amended, the “Voting Agreement”). The following is a summary of the material terms of the Voting Agreement.
Each holder of the Series B Preferred Stock, other than Michael J. Hagan and Michael P. McNulty (the “Group One Shareholders”), agrees in the Voting Agreement to vote their shares of capital stock in favor of the adoption of the Merger Agreement, the related Plan of Merger and the merger contemplated thereby (the “Merger”). As of the date of the Voting Agreement, the Group One Shareholders were the beneficial owners with respect to 842,179 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), in the aggregate (representing 4,679 shares of Common Stock held directly, and 837,500 shares of Common Stock issuable upon conversion of 6,700,000 shares of Series B Preferred Stock), which represent approximately 17.27% of the outstanding voting stock of the Company.
Therefore, shareholders representing approximately 17.27% of the current outstanding voting power of the Company have agreed to vote in favor of the Merger.
In the Voting Agreement, each of the Group One Shareholders irrevocably grants to, and appoints Parent and its designees, as such shareholder’s proxy and attorney-in-fact to vote all of such shareholder’s shares of Common Stock and Series B Preferred Stock. Notwithstanding the foregoing proxy grant, the Voting Agreement prohibits Parent from having or exercising any voting rights under the Voting Agreement if such voting rights when taken together with voting rights already exercisable by Parent or Merger Sub with respect to any other shares of capital stock of the Company would allow Parent to have voting rights with respect to 20% or more of the outstanding voting capital stock of the Company (such excess shares, the “Excess Shares”). In the Voting Agreement, Parent irrevocably grants to, and appoints the Company, as Parent’s proxy and attorney-in-fact to vote all the Excess Shares in a manner that the Company, acting through its Board of Directors, determines in its sole discretion. Through its purchase of the Company’s Series C Preferred Stock, par value $0.01 per share, on October 31, 2007, Merger Sub owns shares representing approximately 12.10% of the current outstanding voting stock of the Company.
In addition, in the Voting Agreement Michael J. Hagan and Michael P. McNulty (the “Group Two Shareholders”) grant an irrevocable proxy to the Company to vote their Common Stock and Series B Preferred Stock, in connection with the Merger and any other extraordinary corporate transaction, in a manner that the Company, acting through its Board of Directors, determines in its sole discretion. As of the date of the Voting Agreement, the Group Two Shareholders were the beneficial owners with respect to 254,393 shares of Common Stock in the aggregate (4,393 shares of Common Stock held directly, and 250,000 shares of Common Stock issuable upon conversion of 2,000,000 shares of Series B Preferred Stock), which represent approximately 7.62% of the outstanding voting stock of the Company.
In addition, each shareholder party to the Voting Agreement (other than the Group Two Shareholders and any shareholder who is also a director or officer of the Company) agrees in the Voting Agreement that for so long as the Voting Agreement is in effect, they will not, nor will they authorize or permit any representative to, knowingly solicit, initiate or encourage any alternative acquisition proposal or participate or engage in any discussions or negotiations with or provide any information relating to the

Company to any person making an alternative acquisition proposal.
The proxies granted by the Group One Shareholders and Group Two Shareholders are irrevocable until the termination of the Voting Agreement and will automatically terminate upon the termination of the Voting Agreement. The Voting Agreement terminates on the earlier to occur of (i) termination of the Merger Agreement in accordance with its terms, (ii) the written agreement of the parties to terminate, or (iii) at the option of any shareholder, upon the execution of any amendment, change or waiver with respect to the Merger Agreement that results in a decrease in the price to be paid with respect to such shareholder’s shares as set forth in the Plan of Merger.
The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement, which is attached as Exhibit 10.1 to this report and is incorporated in this report by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Voting Agreement, dated as of November 20, 2007, by and among Verticalnet, Inc., BravoSolution U.S.A., Inc. and the parties thereto

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

November 21, 2007	By:	/s/ Christopher G. Kuhn
Name: Christopher G. Kuhn
Title: Vice President and General Counsel